AMENDMENT AGREEMENT

Amendment Agreement, effective as of this 1st day of August, 2012, among Green Century Funds, a Massachusetts business trust (the “Trust”) which consists of separate portfolios of shares set forth on Exhibit A attached hereto, Green Century Capital Management, Inc., a corporation organized under the laws of the Commonwealth of Massachusetts (“GCCM”) and State Street Bank and Trust Company, a Massachusetts Trust Company (the “Bank”).

WHEREAS, the Trust, GCCM, and Investors Bank & Trust Company (“IBT”) entered into a Custodian Agreement dated as of June 25, 2007 (as amended, modified or supplemented from time to time, the “Custodian Agreement”);

WHEREAS, IBT merged with and into Bank, effective July 2, 2007, with the result that State Street now serves as Custodian under the Custodian Agreement; and

WHEREAS, the parties desire to amend the Custodian Agreement, notwithstanding that as amended, the Custodian Agreement is not identical to the form of custodian agreement customarily entered into by State Street as custodian, in order that the services to be provided to the Trust on behalf of its Portfolios by State Street, as successor by merger to IBT, may be made consistently and predictably to the Trust.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.	Amendment of the Custodian Agreement.

(a)	Section 16, Termination. Sections 16.1 and Sections 16.2 of the Agreement are hereby deleted in their entirety and replaced with the following Section 16.1:

“16.1 This Agreement shall become effective as of its execution, shall continue in full force and effect until terminated as hereinafter provided, may be amended at any time by mutual agreement of the parties hereto and may be terminated by either party by an instrument in writing delivered or mailed, postage prepaid to the other party, such termination to take effect not sooner than ninety (90) days after the date of such delivery or mailing; provided, however, that the Trust shall not amend or terminate this Agreement in contravention of any applicable federal or state regulations, or any provision of the Fund’s Declaration of Trust, and further provided, that the Trust on behalf of one or more of the Portfolios may at any time by action of its Board (i) substitute another bank or trust company for the Bank by giving notice as described above to the Bank, or (ii) immediately terminate this Agreement in the event of the appointment of a conservator or receiver for the Bank by the Comptroller of the Currency or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction.

Upon termination of the Agreement, the Fund on behalf of each applicable Portfolio shall pay to the Custodian such compensation as may be due as of the date of such termination and shall likewise reimburse the Custodian for its costs, expenses and disbursements. The provisions of Sections 14.4, 14.7 and 15 of this Agreement shall survive termination of this Agreement for any reason.”

(b)	Sections 16.3, 16.4, 16.5, and 16.6 of the Agreement are hereby renumbered 16.2, 16.3, 16.4 and 16.5, respectively.

(c)	Section 16.4 of the Agreement is hereby deleted in its entirety and replaced with the following:

“16.5 GCCM shall reimburse the Bank for any reasonable expenses, as mutually agreed by the Bank and GCCM, incurred by the Bank in connection with the termination of this Agreement.”

2.	Miscellaneous.

(a)	Except as amended hereby, the Custodian Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each party hereto has caused this Amendment Agreement to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

GREEN CENTURY FUNDS

By:	/s/ Kristina Curtis
Name:	Kristina Curtis
Title:	President

GREEN CENTURY CAPITAL MANAGEMENT, INC.

By:	/s/ Kristina Curtis
Name:	Kristina Curtis
Title:	Treasurer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President

Exhibit A

Green Century Funds

Green Century Balanced Fund

Green Century Equity Fund